Exhibit  24(b)(4.32):  212396-20 SECURE-IRA

ReliaStar Life Insurance Company ENDORSEMENT

This Endorsement is made a part of the Contract. The purpose of this Endorsement is to amend the Contract to reflect amendments to the Internal Revenue Code of 1986, as may be amended from time to time (the "Code"), made pursuant to the Setting Every Community Up for Retirement Enhancement Act of 2019 ("the SECURE Act").

The following provisions amend the terms of the Contract, and the provisions of this Endorsement supersede any conflicting provisions in the Contract or in any prior endorsements. All other provisions of the Contract shall remain in full force.

A.	Modification to the Required Minimum Distribution ("RMD") Rules
References to the IRA owner reaching age 70 1/2 in conjunction with the date on which RMDs must begin are hereby removed and replaced with the following:
RMDs are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

B.	RMD Rules for Payments to Beneficiaries

References to the IRA owner reaching age 70 1/2 in conjunction with the date on which RMDs must begin and descriptions of non-spousal beneficiary payment terms are hereby removed and replaced with the following:

RMD payments to beneficiaries of an IRA owner are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

C.	Withdrawals for Birth or Adoption of a Child
Any references to qualified distributions or withdrawals are updated to include the following:

Withdrawals of up to $5,000 (which may be amended by the Code from time to time) per birth or adoption of a child from an IRA are allowed as a qualified birth or adoption distribution subject to applicable tax, withholding and reporting rules. In addition, IRA owners may be able to re-contribute such amounts subject to applicable regulations.

D.	Contributions to IRAs
Any references to non-rollover contributions to IRAs are updated to include the following:
Contribution age limits are governed and administered consistent with section 408 of the Code and regulations thereunder.

E.	Conformity with Law
The Contract is updated to include the following:
The Contract will be subject to and interpreted in conformity with the provisions of the Code, as well as any administrative procedures.

212396-20	1	SECURE-IRA

The effective date of this Endorsement is January 1, 2020, or the effective date of the Contract, if later.

[/s/ William Bainbridge

President]

ReliaStar Life Insurance Company

212396-20	2	SECURE-IRA